Exhibit 99.1

BioLife Solutions Restructures Term Debt;
Secures 3-Year Extension on Maturity

Addendum Provides Financial Flexibility as Revenue Ramps

BOTHELL, WA—June 1, 2012—BioLife Solutions, Inc. (OTCBB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, and contract media manufacturer, today announced that it has executed an amendment to its longstanding term loan facility with the current investment group that is also represented on the Company’s Board of Directors.  The amendment calls for the extension of the maturity date of the multi-draw term loan for three years.  Under the new facility terms, the maturity date has now been extended to January 2016.

Mike Rice, Chief Executive Officer, commented on the restructuring stating, “More than ever, our largest investors are pleased with the direction and growth trajectory of the Company and understand that the near-term maturity of debt was seen as an overhang for potential new investors in BioLife stock.  The extension of the maturity date until 2016, gives us time and financial flexibility to execute on our current growth ramp and continue to make prudent investments necessary to capture additional market share.”

About BioLife Solutions
BioLife Solutions develops, manufactures and markets patented hypothermic storage and cryopreservation solutions for cells and tissues.  The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are marketed to academic and commercial organizations involved in cell therapy, tissue engineering, cord blood banking, drug discovery, and toxicology testing. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced, delayed-onset cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvements in post-thaw cell, tissue, and organ viability and function.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact.  Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Some of the specific factors that could cause BioLife Solutions’ actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission.  BioLife Solutions disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com

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